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Exhibit 21

Subsidiaries of the Registrant

        The following lists the subsidiaries of the registrant:

Archon Sparks Management Company	Nevada
Casino Properties, Inc.	Nevada
Ever-Ski Properties, Inc.	Utah
Hacienda Hawaiian Properties	Hawaii
Hacienda Hotel Inc.	Nevada
Pioneer Finance Corp.	Nevada
Pioneer Hotel Inc.	Nevada
SAHAC Corp.	Nevada
Sahara Finance Corp.	Nevada
Sahara Las Vegas Corp.	Nevada
Sahara Nevada Corp.	Nevada
Sahara Resorts	Nevada
SFHI, Inc.	Nevada

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  Exhibit 21
Subsidiaries of the Registrant